Exhibit 10.50
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This SECOND AMENDMENT (the “Second Amendment”) amends the Employment Agreement entered into as of October 3, 2006 (the “Employment Agreement”), by and between Pennichuck Corporation (the “Corporation”), a New Hampshire corporation with principal offices at 25 Manchester Street, Merrimack, New Hampshire and Donald L. Ware (“Employee”), of Merrimack, New Hampshire.
WHEREAS, the Employment Agreement was amended by the FIRST AMENDMENT (“First Amendment”) by the parties as of the 7th day of November 2007 (said Employment Agreement as amended by the First Amendment hereinafter referred to as the “Amended Employment Agreement”); and
WHEREAS, the parties now mutually agree to amend the provisions of Article III, Term, of the Amended Employment Agreement, by means of this Second Amendment (said Amended Employment Agreement as amended by this Second Amendment hereinafter referred to as the “Agreement”).
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and promises set forth in this Second Amendment and in the Amended Employment Agreement, the Corporation and the Employee hereby amend the Amended Employment Agreement as follows:
1. Article III of the Amended Employment Agreement is amended by deleting Section 3.1 in its entirety and replacing it with the following:
“3.1 Due to prior extensions by vote of the Board and unless terminated sooner in accordance with the terms of this Agreement, the current two-year term of employment under this Agreement commenced on October 3, 2009 (“New Effective Date”) and shall end two (2) years from the New Effective Date; provided, that, commencing on the first anniversary of the New Effective Date and on each anniversary of the New Effective Date thereafter, the term of this Agreement shall automatically be extended for subsequent one (1) year period(s) unless prior to, and with respect to, a particular anniversary date, the Board votes to terminate automatic extension commencing as of that anniversary date (the term of this Agreement as extended in accordance with this Section 3.1, the “Term”). Notwithstanding the foregoing, in the event of a “Change of Control” (as defined in Section 7.4 below), this Agreement will automatically be extended for two (2) years beginning on the day on which the Change of Control occurs. Thereafter, this Agreement will be subject to further extension in the manner set forth in this Section 3.1.
2. Ratification. The Agreement is hereby ratified and confirmed in all other respects by the parties and shall remain in full force and effect.

This Second Amendment to the Amended Employment Agreement is executed as of the 20th day of February, 2010 and shall be effective as of that date.

WITNESS	CORPORATION:
Pennichuck Corporation

/s/ Roland E. Olivier Roland E. Olivier, Esq.	/s/ Duane C. Montopoli Duane C. Montopoli Its President and Chief Executive Officer

WITNESS	EMPLOYEE:

/s/ Roland E. Olivier	/s/ Donald L. Ware

Roland E. Olivier, Esq.	Donald L. Ware